UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2024

Moatable, Inc.

(Exact Name of Registrant as specified in its charter)

Commission file number: 001-35147

Cayman Islands	45 West Buchanan Street, Phoenix, Arizona, 85003	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

(833) 258-7482
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American depositary shares, each representing 45 Class A ordinary shares	MTBLY	OTC Pink
Class A ordinary shares, par value $0.001 per share*	MTBLY	OTC Pink

* Not for trading, but only in connection with the listing and trading of American depositary shares on OTC Pink.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

Officer Changes

Mr. Scott Stone will start serving as chief financial officer of Moatable, Inc. (the “Company”) on July 01, 2024. Mr. Stone will replace Mr. Michael Schifsky, the interim chief financial officer. Mr. Schifsky will stay in the Company for a short period during the transition.

Mr. Scott Stone, age 59, is a value-oriented and high-impact senior financial executive specializing in the start-up and secondary growth phases of the business life cycle in the high-tech and service sectors. He has over thirty years of experience in privately held, private equity-owned, and Fortune 100 publicly traded companies. Mr. Stone served as controller of the Allstate Identity Protection division of the Allstate Corporation from 2020-2024 and chief financial officer of the CDAI division of Ciox Health from 2019-2020. Prior to that, he worked as controller and vice president of various Fortune 500 and privately held companies. Mr. Stone holds a bachelor of science in accounting from Northern Arizona University and an MBA from Arizona State University.

On May 8, 2024, the Company entered into an offer letter of employment with Mr. Stone specifying the major terms of his employment. Specifically, Mr. Stone will receive 1) an annual salary of $275,000, 2) an annual target variable bonus of 30% of annual salary, or $82,500.00 per annum, subject to the Company’s certain performance metrics, and 3) equity stock option grants equal to 0.10% of Lofty, Inc. and 0.10% of Trucker Path, Inc., the two subsidiaries of the Company. The options will be granted subject to board approval and will vest over four years. Mr. Stone’s employment relationship with the Company may be terminable at will, either by Mr. Stone or the Company at any time, for any or no reason, without further obligation or liability.

On May 20, 2024, the Company entered into a severance agreement with Mr. Stone. According to the agreement, if the company terminates Mr. Stone's employment without cause after one year of service, the Company will provide Mr. Stone with a severance payment equivalent to six months of his annual base salary along with six months of COBRA cost following the separation date, subject to certain conditions.

“On behalf of the Board of Directors, I would like to express my gratitude to Mr. Schifsky for his valuable contribution to Moatable over the past eight months," said Moatable's Chairman and Chief Executive Officer, Mr. Joseph Chen. "We are pleased to welcome Mr. Scott Stone to join our management team as chief financial officer. He will bring a wealth of expertise and experience to our organization.”

Equity Incentive Grants to CEO of the Company

On June 25, 2024, the Board of Directors (the “Board”) of the Company approved that Mr. Joseph Chen, the chairman and the chief executive officer of the Company, be granted 1) 250,000 options to purchase shares of the Company at $0.65, the closing price as of the date of the Board resolution. The options will vest over four years in 25% annual installments, 2) 6,750 Restricted Stock Units (RSUs) of Lofty Inc. The RSUs shall vest over four years in 25% annual installments, and 3) 6,750 RSUs of Trucker Path Inc. The RSUs shall vest over four years in 25% annual installments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOATABLE, INC.

	By:	/s/ Joseph Chen
Date: July 1, 2024		Joseph Chen
Chairman and Chief Executive Officer